Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated June 21, 2007, with respect to the combined financial statements of Toshiba Nuclear Energy Holdings (US), Inc. and Toshiba Nuclear Energy Holdings (UK), Ltd. included in this Annual Report (Form 10-K) for 2007 filed with the Securities and Exchange Commission of The Shaw Group, Inc.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
November 29, 2007